Exhibit 28

Annual Report for Fiscal Year Ended
September 30, 1993

MEDIQ Incorporated
     Employees' Savings Plan
     (Full Title of the Plan)

One MEDIQ Plaza, Pennsauken, New Jersey 08110
(Address of the Plan)

MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, New Jersey 08110
(Issuer and address of principal executive office)

Independent Auditors' Report

To the Trustees of
MEDIQ Incorporated Employees' Savings Plan
Pennsauken, New Jersey

We have audited the accompanying statements of net assets available for Plan benefits of the MEDIQ Incorporated Employees' Savings Plan as of September 30, 1993 and 1992, and the related statements of changes in net assets available for Plan benefits for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Plan's administrators. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for Plan benefits of the MEDIQ Incorporated Employees' Savings Plan as of September 30, 1993 and 1992, and the related statements of changes in net assets available for Plan benefits for each of the three years in the period ended September 30, 1993 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information by fund is presented for the purpose of additional analysis of the basic financial statements rather than to present information regarding the net assets available for benefits and changes in net assets available for benefits of the individual funds, and is not a required part of the basic financial statements. This supplemental information is the responsibility of the Plan's administrators. This supplemental information by fund has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

DELOITTE & TOUCHE

Philadelphia, Pennsylvania
March 18, 1994

                   MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
              STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                               SEPTEMBER 30, 1993

                                                  SUPPLEMENTAL INFORMATION
                             -------------------------------------------------------------------
                                                                   FIXED
                              SAVINGS    EQUITY      BALANCED     INCOME      STOCK      LOAN
                               FUND       FUND         FUND        FUND       FUND       FUND       TOTAL
                             ---------  ---------  ------------  ---------  ---------  ---------  ----------
ASSETS:
CASH....................... $          $           $            $          $   26,627  $          $    26,627
INVESTMENTS -- AT MARKET
  PRICE....................  2,264,053  4,017,705   1,571,903     581,767   3,749,501              12,184,929
EMPLOYEE CONTRIBUTIONS
  RECEIVABLE...............     24,353        878         409       8,074       7,734                  41,448
EMPLOYER CONTRIBUTIONS
  RECEIVABLE...............                                                     6,241                   6,241
LOANS RECEIVABLE...........                                                              395,439      395,439
RECEIVABLE (PAYABLE) FROM
  OTHER FUNDS..............      4,857          8       4,654      (1,488)     (8,031)                   -0 -
                             ---------  ---------  -----------  ---------   ---------  ---------   ----------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS............ $2,293,263 $4,018,591  $1,576,966   $ 588,353  $3,782,072  $ 395,439  $12,654,684
                             ========= ==========  ==========   =========  ==========  =========   ==========


                       SEE NOTES TO FINANCIAL STATEMENTS

                   MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
              STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                               SEPTEMBER 30, 1992

                                                  SUPPLEMENTAL INFORMATION
                             -------------------------------------------------------------------
                                                                   FIXED
                              SAVINGS    EQUITY      BALANCED     INCOME      STOCK      LOAN
                               FUND       FUND         FUND        FUND       FUND       FUND       TOTAL
                             ---------  ---------  ------------  ---------  ---------  ---------  ----------
ASSETS:
INVESTMENTS -- AT MARKET
  PRICE.................... $2,737,178 $2,798,934  $1,083,251   $ 307,578  $3,317,475  $          $10,244,416
EMPLOYEE CONTRIBUTIONS
  RECEIVABLE...............     29,307                              6,723                              36,030
EMPLOYER CONTRIBUTIONS
  RECEIVABLE...............                                                       471                     471
LOANS RECEIVABLE...........                                                              306,492      306,492
RECEIVABLE (PAYABLE) FROM
  OTHER FUNDS..............     11,730      2,429      (1,062)        (93)    (13,004)                      0
                             ---------  ---------  ------------  ---------  ---------  ---------   ----------
                             2,778,215  2,801,363   1,082,189     314,208   3,304,942    306,492   10,587,409
LIABILITIES:
DUE TO CUSTODIAN...........                                                    22,933                  22,933
                             ---------  ---------  -----------   ---------  ---------  ---------   ----------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS............ $2,778,215 $2,801,363  $1,082,189   $ 314,208  $3,282,009   $306,492  $10,564,476
                            ========== ==========  ==========   =========  ==========   ========  ===========




                       SEE NOTES TO FINANCIAL STATEMENTS

                   MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         YEAR ENDED SEPTEMBER 30, 1993

                                                  SUPPLEMENTAL INFORMATION
                             -------------------------------------------------------------------
                                                                   FIXED
                              SAVINGS    EQUITY      BALANCED     INCOME      STOCK      LOAN
                               FUND       FUND         FUND        FUND       FUND       FUND       TOTAL
                             ---------  ---------  ------------  ---------  ---------  ---------  ----------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS, OCTOBER 1,
  1992.....................  $2,778,215 $2,801,363   $1,082,189   $314,208  $3,282,009   $306,492  $10,564,476

ADDITIONS:
 CONTRIBUTIONS:
  EMPLOYEE CONTRIBUTIONS...     511,910    651,381      388,078    174,603     198,085               1,924,057
  EMPLOYEE ROLLOVER
    PAYMENTS...............       1,949      6,909        6,336      6,155       2,198                  23,547
  EMPLOYER CONTRIBUTIONS...                                                    446,346                 446,346
  EMPLOYEE LOAN PAYMENTS...      76,684     59,107       28,972      9,144      16,299                 190,206
 INVESTMENT INCOME.........      77,595    176,528       69,198     26,726      63,950                 413,997
 MHM STOCK DISTRIBUTION ...                                                    458,201                 458,201
 NET REALIZED/UNREALIZED
  GAINS (LOSSES)...........                653,252      103,215     (4,078)    (42,223)                710,166
 INVESTMENT ELECTION
  TRANSFERS................                169,301      121,753    155,301      17,007    305,300      768,662
                              ---------  ---------  ------------  ---------  ---------  ---------   ----------
TOTAL ADDITIONS............     668,138  1,716,478      717,552    367,851   1,159,863    305,300    4,935,182

DEDUCTIONS:
  BENEFIT PAYMENTS.........     529,996    466,300      179,675     78,722     605,266     57,452    1,917,411
  EMPLOYEE LOANS...........                                                               158,901      158,901
  INVESTMENT ELECTION
    TRANSFERS..............     623,094     32,950       43,100     14,984      54,534                 768,662
                              ---------  ---------  ------------  ---------  ---------  ---------   ----------
TOTAL DEDUCTIONS...........   1,153,090    499,250      222,775     93,706     659,800    216,353    2,844,974
                              ---------  ---------  ------------  ---------  ---------  ---------   ----------
NET ADDITIONS
  (DEDUCTIONS).............    (484,952) 1,217,228      494,777    274,145     500,063     88,947    2,090,208
                              ---------  ---------  ------------  ---------  ---------  ---------   ----------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS, SEPTEMBER
  30, 1993.................  $2,293,263 $4,018,591   $1,576,966   $588,353  $3,782,072   $395,439  $12,654,684
                             ========== ==========   ==========   ========  ==========   ========  ===========

                       SEE NOTES TO FINANCIAL STATEMENTS

                   MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         YEAR ENDED SEPTEMBER 30, 1992

                                                  SUPPLEMENTAL INFORMATION
                             -------------------------------------------------------------------
                                                                   FIXED
                              SAVINGS    EQUITY      BALANCED     INCOME      STOCK      LOAN
                               FUND       FUND         FUND        FUND       FUND       FUND       TOTAL
                             ---------  ---------  ------------  ---------  ---------  ---------  ----------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS, OCTOBER 1,
  1991.....................  $3,101,700 $2,209,368   $  522,942   $ 162,464  $2,481,671  $ 240,717  $ 8,718,862

ADDITIONS:
  CONTRIBUTIONS:
   EMPLOYEE CONTRIBUTIONS...    707,523    482,776      322,556     133,788     146,750               1,793,393
   EMPLOYEE ROLLOVER
     PAYMENTS...............     15,215     57,481       38,598      14,863       6,438                 132,595
   EMPLOYER CONTRIBUTIONS...                                                    435,502                 435,502
   EMPLOYEE LOAN PAYMENTS...     74,295     38,541       14,090       5,099      10,350                 142,375
   INVESTMENT INCOME........    121,261    257,115       47,796      18,068      38,165                 482,405
 NET REALIZED/UNREALIZED
  GAINS (LOSSES)...........                (45,734)      38,617       8,167     553,672                 554,722
 INVESTMENT ELECTION
  TRANSFERS................      11,422    208,604      211,787      23,330      82,161    199,975      737,279
                              ---------  ---------  ------------  ---------   ---------  ---------   ----------
TOTAL ADDITIONS............     929,716    998,783      673,444     203,315   1,273,038    199,975    4,278,271

DEDUCTIONS:
  BENEFIT PAYMENTS.........     613,004    263,820       72,932      41,465     404,110     15,771    1,411,102
  EMPLOYEE LOANS...........                                                                113,386      113,386
  TRANSFER TO NUTRAMAX
    PLAN...................      82,601     23,094        7,365                  52,787      5,043      170,890
  INVESTMENT ELECTION
    TRANSFERS..............     557,596    119,874       33,900      10,106      15,803                 737,279
                              ---------  ---------  ------------  ---------   ---------  ---------   ----------
TOTAL DEDUCTIONS...........   1,253,201    406,788      114,197      51,571     472,700    134,200    2,432,657
                              ---------  ---------  ------------  ---------   ---------  ---------   ----------
NET ADDITIONS
  (DEDUCTIONS).............    (323,485)   591,995      559,247     151,744     800,338     65,775    1,845,614
                              ---------  ---------  ------------  ---------   ---------  ---------   ----------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS, SEPTEMBER
  30, 1992.................  $2,778,215 $2,801,363   $1,082,189   $ 314,208  $3,282,009  $ 306,492  $10,564,476
                             ========== ==========   ==========   =========  ==========  =========  ===========

                       SEE NOTES TO FINANCIAL STATEMENTS

                   MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         YEAR ENDED SEPTEMBER 30, 1991

                                                   SUPPLEMENTAL INFORMATION
                              -------------------------------------------------------------------
                                                                    FIXED
                              SAVINGS    EQUITY      BALANCED     INCOME      STOCK      LOAN
                               FUND       FUND         FUND        FUND       FUND       FUND       TOTAL
                              ---------  ---------  ------------  ---------  ---------  ---------  ---------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS, OCTOBER 1,
  1990......................  $3,436,806 $1,731,434  $   279,644   $  84,646 $1,452,398  $ 236,017 $7,220,945

ADDITIONS:
 CONTRIBUTIONS:
  EMPLOYEE CONTRIBUTIONS....     968,211    438,790      236,998     108,931    162,383             1,915,313
  EMPLOYEE ROLLOVER
    PAYMENTS................       4,390      4,000          734         780      4,456                14,360
  EMPLOYER CONTRIBUTIONS....                                                    483,086               483,086
  EMPLOYEE LOAN PAYMENTS....     117,287     31,174       11,946       5,281     17,698               183,386
 INVESTMENT INCOME..........     258,096    184,866       25,235      11,079        980               480,256
 NET REALIZED/UNREALIZED
  GAINS.....................                446,428       69,961      10,021  1,027,828             1,554,238
 INVESTMENT ELECTION
  TRANSFERS.................     149,848     73,914       37,025      10,087     96,727    218,000    585,601
                               ---------  ---------  ------------  ---------  ---------  ---------  ---------
TOTAL ADDITIONS.............   1,497,832  1,179,172      381,899     146,179  1,793,158    218,000  5,216,240

DEDUCTIONS:
 BENEFIT PAYMENTS..........    1,515,342    553,919      127,181      55,491    667,439             2,919,372
 EMPLOYEE LOANS.............                                                               213,300    213,300
 EXPENSES...................                                                         50                    50
 INVESTMENT ELECTION
  TRANSFERS.................     317,596    147,319       11,420      12,870     96,396               585,601
                               ---------  ---------  ------------  ---------  ---------  ---------  ---------
TOTAL DEDUCTIONS............   1,832,938    701,238      138,601      68,361    763,885    213,300  3,718,323
                               ---------  ---------  ------------  ---------  ---------  ---------  ---------
NET ADDITIONS
  (DEDUCTIONS)..............    (335,106)   477,934      243,298      77,818  1,029,273      4,700  1,497,917
                               ---------  ---------  ------------  ---------  ---------  ---------  ---------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS, SEPTEMBER
  30, 1991..................  $3,101,700 $2,209,368  $   522,942   $ 162,464 $2,481,671  $ 240,717 $8,718,862
                               ========= ==========  ===========   ========= ==========  ========= ==========

                       SEE NOTES TO FINANCIAL STATEMENTS

                MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN

                      NOTES TO FINANCIAL STATEMENTS

               YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

A.Significant Accounting Policies

The financial statements of the MEDIQ Incorporated Employees' Savings
Plan (the 'Plan') are presented on the accrual basis of accounting. Investments are stated at their September 30 market value. Market values for investments are determined by closing prices as of the last trading day of the Plan year. Dividends and interest are recorded when earned. Employee and employer contributions are recorded in the period to which they are applicable. Brokerage commissions and other expenses incurred in connection with the purchase or sale of securities, are charged directly to the Plan. All other costs and expenses of the Plan are paid for by MEDIQ Incorporated (the 'Company'). Should the Company elect not to pay administrative expenses, such expenses will be paid by the Plan.

B.Plan Description

The following is not intended to be a complete description of the Plan. Plan participants should refer to the Plan documents for a complete description of the Plan. The original effective date of the Plan was October 1, 1983. The Plan was amended in its entirety effective as of October 1, 1989. Employees are eligible to join the Plan upon completion of twelve months employment during which they have worked a minimum of 1,000 hours and are age 21 or older. Participants may contribute to the Plan from 1% to 15% of their salaries to be invested, as they choose, in the various funds described in Note C. If the participant's compensation exceeds $62,345, the contribution is limited to 6%.

The Plan provides that the Company will make a matching contribution equal to $.50 for each $1.00 contributed by a participant, subject to certain limitations. The Company's matching contribution is made in cash to be used to purchase shares of the common stock of the Company for the account of the participants.

A participant's accrued benefit is at all times fully vested and nonforfeitable upon death, retirement, disability or termination of employment.

Distributions from the funds, with the exception of the stock fund, are made in cash. Distributions from the stock fund are in the form of the securities held; however, distributions of the Company's common stock shall be made in cash whenever the number of shares to be distributed is 100 or less.

C.Investment Options

Contributions are invested in accordance with the written directions of the participant in one or more of the following funds:

1. Savings Fund: The fund seeks maximum current income, preservation of capital, and liquidity by investing in a portfolio of money market investments that mature in one year or less.

2. Equity Fund: The fund seeks long-term growth of capital and income by investing in a portfolio of common stocks. As a secondary objective, the fund also seeks a reasonable level of current income.

3. Balanced Fund: The fund objectives are to conserve capital, produce reasonable current income and generate capital growth. The fund maintains 60% to 70% of its assets in stocks and 30% to 40% in fixed income securities.

4. Fixed Income Fund: The objective of the fund is to achieve a high level of current income. The fund invests in mortgage-backed certificates issued by the Government National Mortgage Association (GNMA).

5. Stock Fund: The assets of the stock fund, including earnings thereon, are invested in the Company's common stock. A brokerage firm purchases the Company's stock at prevailing market rates in the open market and, in the normal course of business, sells such stock to meet distribution requirements of the Plan. Also included in the stock fund is Mental Health Management, Inc. (MHM) common stock, which originated from a distribution by the Company. No participant has the option of acquiring additional MHM common stock.

Pursuant to the Plan, with the exception of the Company's matching contributions, the selection of investment options is the sole responsibility of each participant. Neither the trustees nor the Company have any responsibility to select investment options or to advise participants in selecting their investment options. Subject to applicable provisions of law, each participant assumes all risks connected with any decrease in the market value of any securities in these funds, and distributions from such funds are the sole source of payments made under the Plan.

D.Investments

The investments of the Plan consist of the following:

                                                                                SEPTEMBER 30,
                                                                ----------------------------------------------
                                                                         1993                    1992
                                                                ----------------------  ----------------------
                                                                              MARKET                  MARKET
                                                                   COST       VALUE        COST       VALUE
                                                                ----------  ----------  ----------  ----------
Savings Fund..................................................  $2,264,053  $2,264,053  $2,737,178  $2,737,178
Equity Fund...................................................   3,654,592   4,017,705   3,084,571   2,798,934
Balanced Fund.................................................   1,421,956   1,571,903   1,018,640   1,083,251
Fixed Income Fund.............................................     574,936     581,767     294,219     307,578
Stock Fund:
  Common Stock -- MEDIQ.......................................   3,113,278   3,417,177   2,864,820   3,295,326
  Preferred Stock -- MEDIQ....................................        -0 -        -0 -      34,877      22,149
  Common Stock -- MHM.........................................     381,196     332,324        -0 -        -0 -
                                                                ----------  ----------  ----------  ----------
                                                               $11,410,011 $12,184,929 $10,034,305 $10,244,416
                                                                ========== =========== =========== ===========

The Equity Fund's investment is comprised of 270,007 shares of Vanguard Investment's Windsor Fund, with a market value of $14.88 per share at September 30, 1993 and 228,298 shares at $12.26 per share at September 30, 1992.

The Balanced Fund's investment is comprised of 75,974 shares of Vanguard Investment's Wellington Fund, with a market value of $20.69 per share at September 30, 1993 and 56,537 shares at $19.16 per share at September 30, 1992.

The Fixed Income Fund's investment is comprised of 55,725 shares of Vanguard Investment's Fixed Income Securities -- GNMA portfolio, with a market value of $10.44 per share at September 30, 1993 and 29,237 shares at $10.52 per share at September 30, 1992.

The Stock Fund's investment is comprised of 738,849 shares of the Company's common stock and 78,194 shares of MHM common stock, with a market value of $4.625 and $4.25 per share, respectively, at September 30, 1993 and 712,503 shares of the Company's common stock and 4,922 shares of the Company's preferred stock, with a market value of $4.625 and $4.50 per share, respectively, at September 30, 1992.

Investment income is accrued as earned. The net appreciation or depreciation in market value of investments represents the change in aggregate quoted market value during the periods except to the extent of gains or losses realized on investments sold during the year.

E.Loans

A participant may be granted a loan at the discretion of the Plan
Administrator in accordance with current IRS regulations. Loans shall be repaid in equal installments of principal and interest over a period and at rates designated by the Plan.

F.Withdrawals

Participants are limited to two withdrawals per Plan year with respect to amounts attributable to basic contributions. In order to obtain a hardship withdrawal, a participant must exhaust the possibility of all other withdrawals (other than hardship withdrawals) under the Plan. Upon receiving a hardship distribution, a participant is suspended from making contributions to the Plan for one year.

G.Plan Participants

As of September 30, 1993 and 1992, respectively, 934 and 842 employees of the Company were members of the Plan and participated in each fund as follows:

                               SEPTEMBER 30,
                         ------------------------
                            1993         1992
                            -----        -----
Savings Fund........         539          690
Equity Fund.........         604          470
Balanced Fund.......         490          369
Fixed Income Fund...         276          203
Stock Fund..........         933          841

Plan participants may invest in one or more funds. As a result, the sum of the number of participants in each fund is not equal to the employee totals in 1993 and 1992.

H.Administration of the Plan

The Plan is administered by Michael F. Sandler, the Plan Administrator, who has fiduciary responsibility for the general operations of the Plan and may interpret provisions of the Plan. The Plan Administrator does not have any responsibilities with respect to the investment of Plan assets.

The Plan's trustees are appointed by the Board of Directors of the Company for indefinite terms and may resign or be removed at any time. The Company indemnifies such trustees to the extent determined by its Board of Directors. During the most recently completed Plan year, the trustees were Michael F. Sandler, Senior Vice President -- Finance, Chief Financial Officer and Treasurer, Donald M. Gleklen, Senior Vice President -- Corporate Development, and Eugene M. Schloss, Jr., Secretary, of the Company. In March 1994, the Company appointed Tom Carroll, Executive Vice President and Chief Operating Officer of MEDIQ/PRN Life Support Services, Inc. (a subsidiary of the Company), and Mark Lawlor, Controller and Assistant Treasurer of the Company, as trustees to replace Mr. Gleklen and Mr. Schloss.

Under the provisions of the Employee Retirement Income Security Act of 1974 ('ERISA'), each of the above individuals is a 'party-in-interest' and serves without compensation.

Although the Company expects to continue the Plan, the right to amend or terminate the Plan is reserved. In the event of Plan termination, the net assets of the Plan would be allocated as required by ERISA, as amended.

I.Federal Tax Considerations

The Plan Administrator received a determination letter dated May 15, 1985 from the Internal Revenue Service ('IRS') that the Plan met the requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code (the 'Code'). Effective October 1, 1989, the Plan was amended in its entirety to conform with legislative changes. The Plan is seeking a new determination letter from the IRS. The Plan Administrator believes that the Plan is in compliance with the applicable requirements of the Code, and that the Plan's related trust is exempt from federal income tax under the provisions of Section 501(a) of the Code. As a result, matching contributions and salary reduction contributions, as well as earnings on all Plan assets, are generally not subject to federal income tax until distributed from the Plan.

The Plan Administrator must refund excess aggregate contributions and excess contributions to certain highly compensated employees for the plan year ended September 30, 1993 to meet the nondiscrimination requirements of Section 401(k) and 401(m) of the Code. The Plan Administrator intends to make the required distributions prior to September 30, 1994. By making such distributions, the Plan will be in compliance with applicable IRS rules for the year ending September 30, 1993. In addition, the Plan Administrator made the necessary refunds for the year ended September 30, 1992.

J.Mental Health Management Stock Distribution

In August 1993, the Company distributed the stock of Mental Health
Management, Inc. ('MHM'), formerly a wholly-owned subsidiary of the Company, to the Company's shareholders. Shareholders received one share of MHM stock for eight shares of the Company's common and preferred stock. The Plan received 93,990 shares of MHM stock with a fair market value of $4.875 per share on the date of the distribution.

K.Other

        In September 1993, MHM established its own Employee's Savings Plan. This resulted in the distribution of $1,355,785 in cash and 70,665 shares of MEDIQ common stock with a market value of $4.375 per share, and 8,650 shares of MHM common stock with a market value of $6.375 per share to 130 employees of MHM in March 1994.

In October 1992, the Company entered into an agreement to sell certain assets of Harrisburg Healthcare, Inc., formerly a wholly-owned subsidiary of the Company. This resulted in the distribution from the Plan of $202,521 in cash and 16,660 shares of MEDIQ Common Stock with a market value of $5.625 per share, to 55 employees in March 1993.

In June 1992, the Company sold Suburban Medical, a wholly-owned subsidiary of the Company. This resulted in the distribution from the Plan of $229,273 in cash and 16,920 shares of MEDIQ Common Stock with a market value of $6.75 per share, to 36 employees in December 1992.

L.Schedule of Reportable Transactions

 NUMBER OF                                                                       SELLING    COST OF   NET GAIN
SHARES/UNITS                            DESCRIPTION                               PRICE      ASSET     (LOSS)
- -----------  -----------------------------------------------------------------  ---------  ---------  ---------
             PURCHASES
    720,208  Vanguard Money Market Fund                                                    $  720,208
     78,462  Vanguard Windsor Fund                                                         $1,064,514
     30,614  Vanguard Wellington Fund                                                      $  607,811
    123,960  MEDIQ Incorporated Common Stock                                               $  650,634
             SALES
  1,193,333  Vanguard Money Market Fund                                         $1,193,333 $1,193,333
    100,770  MEDIQ Incorporated Common Stock                                    $  567,824 $  534,276  $  33,548

Under the provisions of ERISA, transactions, or an aggregate of transactions, involving the same security which exceed 5% ($528,224) of the current value of net assets at the beginning of the plan year must be disclosed as reportable transactions.